EXHIBIT 99.1

Consolidated Container Company Announces Successful Refinancing

Consolidated Container Company LLC (CCC) announced the final terms of transactions to refinance debt outstanding under its existing senior credit facilities. This includes approximately $150 million in proceeds to be received from the sale of 10 3/4% senior secured discount notes due in 2009, a $220 million senior secured term loan due in 2008, a $45 million senior secured revolving credit facility, and the receipt of a $45 million capital contribution, reflecting the proceeds of the sale of preferred stock to certain affiliates of existing members. The refinancing extends bank maturities, lowers required debt amortization levels, reduces cash interest requirements for up to 3 years and provides for more capital flexibility going forward.

Steve Macadam, Chief Executive Officer, said, “This refinancing allows the company to continue the significant improvements achieved in areas such as productivity, quality and safety. It also provides us with improved capital flexibility, which will translate into increased capability to continue to fill our new business pipeline with profitable sales opportunities. Together, we believe that the combination of our continued operating improvements and new business will allow us to continue building on the improved financial results that posted in the fourth quarter of 2003 and first quarter of 2004. We are especially pleased with the support of our lenders and equity sponsors and view the $45 million equity infusion into the company as a strong signal of confidence in the future of CCC.”

With regard to recently released first quarter results, Macadam said, “We view the improvements in the first quarter as proof that the programs we have implemented with regard to management talent, operating performance, design and development and company infrastructure are gaining real traction. We expect to continue to see these improvements contribute to improved financial performance over time.”

Consolidated Container Company LLC, which was created in 1999, is a leading North American developer, manufacturer, and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, National Dairy Holdings, The Procter & Gamble Company, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 61 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 4 international manufacturing facilities in Canada, Mexico and Puerto Rico.

This press release may contain “forward-looking statements” under the Securities Act and the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could affect such forward-looking statements are uncertainties relating to market conditions for corporate debt securities generally, fluctuations in raw material prices, changes in safety and environmental laws and regulations, advances in technology and other factors, including, but not limited to, those identified in CCC’s filings with the Securities and Exchange Commission.

Contact: Niki Walden 678-742-4600